EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT 1

THIS AMENDMENT (the “Amendment”) to the Executive Employment Agreement of Michael Hill dated September 1, 2006 (the “Agreement”) is made and entered into by and between COMMERCE PLANET, INC., a Utah corporation (hereafter “Company”) and Michael Hill, (hereafter “Employee”).  This Amendment shall modify and amend the terms of the Agreement.  The effective date of this Amendment is November 5, 2007.  All capitalized terms used herein shall have the same meaning as in the Agreement, unless stated otherwise.

Now, THEREFORE, and for valuable and sufficient consideration duly recognized by both Parties, the Parties agree as follows:

1.	Assignment of New position within Commerce Planet, Inc.

A.           Employment Status.  Employee will resign his position as Chief Executive Officer effective November 5, 2007.  Effective November 5, 2007, Employee will be employed by Company as Chief Strategic Officer.

B.           Job Duties.  Employee’s responsibilities as Chief Strategic Officer will include supporting Company’s Chief Executive Officer and President.  Employee’s primary focus will include business development, product development, integration and strategic planning.

C.           Compensation.  Employee will continue to be paid his current Annual Salary of $350,000.00.  However, as of November 5, 2007, the Cash Bonus compensation detailed in Section 4.2 the Agreement shall no longer be paid to Employee, except that any Cash Bonus which has accrued through November 4, 2007 shall be paid to Employee on a pro rata basis on the relevant Payment Due Date per Section  4.2 (ii) of the Agreement.

D.           Term.  It is expressly agreed by the parties that the Term of the Agreement, as amended hereby, shall be extended to December 31, 2007 (notwithstanding the expiration of the Initial Term or the failure of the parties to enter into written extensions of the Term before the date of this Amendment).  After December 31, 2007, the Employee’s employment with Company shall be strictly “at-will” and may be terminated by either party at any time, with or without cause, and without any Company liability for the Severance Payments described in Sections 4.4 or 4.5 of the Agreement.

E.           Miscellaneous Provisions. Each party voluntarily enters this Amendment and has been given the opportunity to have this Amendment reviewed by counsel of its choice.  This amendment has been freely negotiated between the parties and shall not be construed against either party as its drafter.  This Amendment shall not be construed to be termination of employment under the Agreement triggering any right to severance payment of any kind.  The parties hereby agree that to the extent that the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall supersede and prevail over the Agreement.  Unless expressly stated otherwise within this Amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date and year written below.

COMMERCE PLANET, INC.	MICHAEL HILL

/s/ Charlie Gugliuzza	/s/ Michael Hill
By: Charlie Gugliuzza/President	By: Michael Hill
Date: October 24, 2007	Date: October 24, 2007